Chembio Diagnostics and AstraZeneca Enter a Collaboration
to Develop Point-of-Care Diagnostic Test

MEDFORD, N.Y., December 19, 2017 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that it has entered into a collaboration with AstraZeneca, a global biopharmaceutical company, to develop a novel POC diagnostic test to detect an undisclosed biomarker. Under terms of the 18-month agreement, Chembio will receive up to $2.9 million in funding from AstraZeneca, subject to satisfying certain milestones, to develop a quantitative reader-based POC test, utilizing Chembio's patented DPP® platform, and submit for U.S. Food and Drug Administration (FDA) 510k clearance.
During the third quarter of 2017, in collaboration with AstraZeneca, Chembio successfully completed technical feasibility for the detection of this biomarker. Under the recently-signed collaboration agreement, the new DPP® System, which will include the new DPP® assay and DPP® Micro Reader, will build upon the previously-completed technical feasibility and is expected to provide quantitative results in 10 minutes from a 10μl sample of fingertip or venous blood. The DPP® platform is the same technology used for the Company's DPP® HIV 1/2 Assay, which is FDA-approved, CLIA-waived, WHO pre-qualified, CE-marked, and ANVISA-approved.
John Sperzel, Chembio's Chief Executive Officer, commented, "We are thrilled to collaborate with AstraZeneca, a world-leading biopharmaceutical company, focused on Oncology, Cardiovascular and Metabolic Diseases, and Respiratory Diseases. Through this collaboration, our goal is to leverage Chembio's patented DPP® platform and our joint scientific expertise, to develop and commercialize a novel point-of-care diagnostic test."
About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets rapid diagnostic tests in the growing $8.0 billion POC testing market. The Company markets its products directly and through third-party distributors under the brand names: DPP®, STAT-PAK®, SURE CHECK®, and STAT-VIEW®.
Chembio has developed and patented the DPP® technology platform, which offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a significant pipeline of business opportunities in the area of sexually transmitted disease, tropical and fever disease, and technology collaborations.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems Inc. and Chembio Diagnostics Malaysia Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc.  For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com